Registration Statement No. 333-217200

Filed Pursuant to Rule 433

October 11, 2018

Member FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUE Continued on next pageOctober 2018FANG+™ Index Family of ETNsTicker FNGU FNGO GNAF FNGZ FNGDIntraday NAV FNGUIV FNGOIV GNAFIV FNGZIV FNGDIVCUSIP 063679872 063679856 063679831 063679849 063679864ISIN US0636798722 US0636798565 US0636798318 US0636798490 US0636798649Expense Ratio 1 0.95% 0.95% 0.95% 0.95% 0.95%Daily Financing Rate 2US Federal FundsEffective Rateplus 1.00%US Federal FundsEffective Rateplus 1.00%US Federal FundsEffective Rateminus 1.00%US Federal FundsEffective Rateminus 1.00%US Federal FundsEffective Rateminus 1.00%Leverage Factor +3X +2X -1X -2X -3XLeverage Reset Frequency Daily Daily Daily Daily DailyExchange NYSE Arca NYSE Arca NYSE Arca NYSE Arca NYSE ArcaIssuer Bank of Montreal Bank of Montreal Bank of Montreal Bank of Montreal Bank of MontrealInitial Trade Date 1/22/2018 8/1/2018 8/1/2018 8/1/2018 1/22/2018Maturity Date 1/8/2038 1/8/2038 1/8/2038 1/8/2038 1/8/2038ETN OverviewThe MicroSectors™ FANG+™ Index ETNs are linked to the performance of the NYSE FANG+™ Index. Each ETN offers investors the total return of the NYSE FANG+™Index on a daily compounded basis, before taking into account fees. Each ETN has a specified leverage factor that is reset daily. This term sheet relates to separateETN offerings. Each issue of the ETNs is linked to one, and only one, ETN below.What is the NYSE FANG+™ IndexThe NYSE FANG+™ Index includes 10 highly liquid stocks that represent a segment of the technology and consumer discretionary sectors consisting ofhighly-traded growth stocks of technology and tech-enabled companies. The index’s underlying composition is equally weighted across all stocks, providing aperformance benchmark that allows for a more value-driven approach to investing. While the performance of indices weighted by market capitalization can bedominated by a few of the largest stocks, an equal-weighting allows for a more representative portfolio. More information about the index can be found herehttps://www.theice.com/fangplus.ETN DetailsChoose Your Level of Exposure to the NYSE FANG+TM IndexIndex ConstituentsName Weight Name WeightFacebook (FB) 10% Alibaba (BABA) 10%Apple (AAPL) 10% Baidu (BIDU) 10%Amazon (AMZN) 10% NVIDIA (NVDA) 10%Netflix (NFLX) 10% Tesla (TSLA) 10%Google (GOOGL) 10% Twitter (TWTR) 10%As of 9/21/2018Index DetailsIndex Name NYSE FANG+™ IndexIndex Ticker NYFANGTLive Date 9/26/2017Rebalance Frequency QuarterlyWeighting EqualNumber of Constituents 101 The Expense Ratio is a per annum number that accrues on a daily basis. 2 The Daily Financing Rate is a per annum number that accrues on a daily basis.LeveragedAnd/Or InverseExposureLeveragedLong Exposure-3XFNGD-2XFNGZ-1XGNAF+2XFNGO+3XFNGUMember FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUECall Us 877-369-5412 Email Us us.etn@bmo.com Visit Us www.bmoetn.comMicroSectors™MicroSectors™ provide concentrated exposure to investable market segments that heavily influence many investor portfolios. Developed as high-impact tradingand hedging instruments, MicroSectors™ ETNs give investors precise exposure to popular niches of the market.Hypothetical and Historical Index PerformanceSource: Bloomberg L.P. Data from 9/19/2014 to 9/30/2018. Past performance does not guarantee future results. The NYSE FANG+™ Index, an equal-dollar weighted index,was created by NYSE in 2017 to provide exposure to a select group of highly-traded growth stocks of technology and tech-enabled companies. The NYSE FANG+™ Index waslaunched on 9/26/2017. NYSE FANG™ + Index data prior to that date is hypothetical and reflects the application of the Index methodology in hindsight. The hypothetical datacannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Index performance. See “Use ofHypothetical Back-Tested Data” in this document.As of 9/30/2018* The NYSE FANG+™ Index was launched on 9/26/2017. The NYSE FANG+™ Index data prior to that date is hypothetical and reflects the application of the Index methodology in hindsight.The hypothetical data cannot completely account for the impact of financial risk in actual trading. Past historical or hypothetical data is not a guarantee of future Index performance.See “Use of Hypothetical Back-Tested Data” in this document. Source: Bloomberg L.P. Current performance may be higher or lower than performance data quoted. Inceptiondata from 9/19/2014. Returns less than one year are cumulative. Call 877.369.5412 for current month-end performance.Hypothetical and Historical Performance (Total Return)YTD 1Mo 3Mo 6Mo 1Yr 2Yr Inception*NYSE FANG+™ Index* 25.10% -4.19% -3.20% 13.96% 35.24% 98.87% 178.49%S&P 500® Index 10.56% 0.57% 7.71% 11.41% 17.90% 39.83% 57.42%NASDAQ Composite Index 17.49% -0.70% 7.42% 14.52% 25.22% 55.00% 84.67%% NYSE FANG+™ Total Return Index S&P 500® Total Return Index NASDAQ Composite Total Return IndexQ42014Q12015Q22015Q32015Q42015Q12016Q22016Q32016Q42016Q12017Q32018Q22018Q12018Q22017Q32017Q4201780130180230280330FANG+™ Index Family of ETNsMember FINRA, SIPC NOT FDIC INSURED / NOT BANK GUARANTEED / MAY LOSE VALUECall Us 877-369-5412 Email Us us.etn@bmo.com Visit Us www.bmoetn.comBank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC aboutthe offerings to which this free writing prospectus relates. Please read those documents and the other documents relating to these offerings that Bank of Montreal hasfiled with the SEC for more complete information about Bank of Montreal and these offerings. These documents may be obtained without cost by visiting EDGAR on theSEC website at www.sec.gov. Alternatively, Bank of Montreal, any agent or any dealer participating in these offerings will arrange to send the pricing supplement, theprospectus supplement and the prospectus if so requested by calling toll-free at 1-877-369-5412.The ETNs are senior, unsecured debt obligations of Bank of Montreal, and are subject to Bank of Montreal’s credit risk.The ETNs are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designedto achieve their stated investment objectives on a daily basis. You should proceed with extreme caution in considering an investment in the ETNs.The ETNs do not guarantee the return of your investment. If the Intraday Indicative Value for the ETNs is equal to or less than $0 at any time during an Exchange BusinessDay or the Indicative Note Value is equal to or less than $0, you will lose all of your investment in the ETNs. Even if the Index Closing Level has increased from the InitialIndex Level, you may receive less than the principal amount of your ETNs upon a call, redemption, at maturity, or if you sell your ETNs, as described in more detail in theapplicable pricing supplement.Leverage (if applicable) increases the sensitivity of your ETNs to changes in the level of the Index. Investment suitability must be determined individually for each investor,and the ETNs are not suitable for all investors. The ETNs are not suitable for investors with longer-term investment objectives. In particular, the ETNs should be purchasedonly by sophisticated investors who do not intend to hold the ETNs as a buy and hold investment, who are willing to actively and continuously monitor their investmentand who understand the consequences of investing in and of seeking daily resetting investment results, which are leveraged as to some of the ETNs. Due to the effectof compounding, if the Indicative Note Value increases, any subsequent adverse change in the Index level will result in a larger dollar reduction from the Indicative NoteValue than if the Indicative Note Value remained constant; the converse is also true. The ETNs are subject to intraday purchase risk. The Indicative Note Value is reset daily,and the leverage of the ETNs during any given Exchange Business Day may be greater than or less than that contemplated by the name of a particular leveraged ETN.The ETNs are subject to a call right, which may adversely affect the value of, or your ability to sell, your ETNs. The ETNs do not pay any interest, and you will not haveany ownership rights in the Index constituents. The Index Closing Level used to calculate any payment by the Issuer of the ETNs may be less than the Index ClosingLevel at other times during the term of the ETNs. There are restrictions on your ability to request a redemption of the ETNs, and you will not know the amount due uponredemption at the time you elect to request that the ETNs be redeemed. The Issuer may sell additional ETNs but is under no obligation to do so.Market disruptions may adversely affect your return. Significant aspects of the tax treatment of the ETNs are uncertain.The Intraday Indicative Value and the Indicative Note Value are not the same as the closing price or any other trading price of the ETNs in the secondary market. There isno assurance that your ETNs will be listed or continue to be listed on a securities exchange, and they may not have an active trading market. The value of the ETNs in thesecondary market may be influenced by many unpredictable factors.The Issuer or its affiliates may have economic interests that are adverse to those of the holders of the ETNs as a result of our business, hedging and trading activities, oras Calculation Agent of the ETNs, and may have published research, expressed opinions or provided recommendations that are inconsistent with investing in or holdingthe ETNs, and may do so in the future.The Index has limited actual historical information. The Index Calculation Agent may adjust the Index in a way that may affect its level, and may, in its sole discretion,discontinue the public disclosure of the intraday Index value and the end-of-day closing value of the Index. The Index lacks diversification and is vulnerable to fluctuationsin the technology and consumer discretionary industries. A limited number of Index constituents may affect the Index Closing Level, and the Index is not necessarilyrepresentative of the technology industry. The Index uses a proprietary selection methodology, which may not select the constituent issuers in the same manner as wouldother index providers or market participants.Use of Hypothetical Back-Tested Data — The historical data of the Index shown herein is from September 26, 2017. Any Index data shown prior to that date is hypotheticaland a result of the application of the Index methodology to historical data, and has inherent limitations. The creation of hypothetical data necessarily involves assumptionsand cannot take into account the impact of financial risk in actual trading. Alternative modeling techniques or assumptions may produce different hypothetical back-testedinformation that might be more appropriate and that might differ significantly from the information presented herein. The hypothetical back-tested data herein should notbe considered indicative of actual results that might be obtained from an investment in a financial instrument referencing the Index.Historical and hypothetical back-tested results are neither an indicator nor a guarantee of future Index performance or the return of the ETNs.Please see the “Risk Factors” section in the pricing supplement relating to the applicable offering.This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. We urge you to consult your investment,legal, tax, accounting and other advisers before you invest in the ETNs.MicroSectors™ and REX™ are registered trademarks of REX Shares, LLC (“REX”). FANG+ is a registered trademark of ICE Data Indices, LLC (“ICE Data”). The trademarkshave been licensed for use for certain purposes by Bank of Montreal. The NYSE® FANG+™ Index is a product of ICE Data, and has been licensed for use by Bank of Montreal.The ETNs are not sponsored, endorsed, sold or promoted by REX or any of its affiliates or third party licensors (collectively, “REX Index Parties”) or by ICE Data or any ofits affiliates or third party licensors (collectively, “ICE Data Index Parties”). REX Index Parties and ICE Data Index Parties make no representation or warranty, express orimplied, to the owners of the ETNs or any member of the public regarding the advisability of investing in securities generally or in the ETNs particularly or the ability ofthe NYSE® FANG+™ Index to track general market performance. REX Index Parties and ICE Data Index Parties’ only relationship to Bank of Montreal with respect to theIndex is the licensing of the Index and certain trademarks, service marks and/or trade names of REX Index Parties and ICE Data Index Parties.The NYSE® FANG+™ Index is determined, composed and calculated by ICE Data Index Parties without regard to Bank of Montreal or the ETNs. ICE Data Index Parties haveno obligation to take the needs of Bank of Montreal or the owners of ETNs into consideration in determining, composing or calculating the NYSE® FANG+™ Index. REXIndex Parties and ICE Data Index Parties are not responsible for and have not participated in the determination of the prices, and amount of the ETNs or the timing of theissuance or sale of the ETNs or in the determination or calculation of the equation by which the ETNs are to be converted into cash. REX Index Parties and ICE Data IndexParties have no obligation or liability in connection with the administration, marketing or trading of the ETNs. There is no assurance that investment products based onthe NYSE® FANG+™ Index will accurately track index performance or provide positive investment returns. Inclusion of a security within an index is not a recommendationby REX Index Parties or ICE Data Index Parties to buy, sell, or hold such security, nor is it considered to be investment advice.FANG+™ Index Family of ETNs